ADVAXIS ENGAGES SYNCO BIO PARTNERS FOR MANUFACTURING

OF ADXS-HPV, ITS LEAD CANCER IMMUNOTHERAPY PROGRAM

-GMP scale-up and commercial manufacturing capabilities will facilitate the advancement of the ADXS-HPV program-

Princeton, NJ – February 11, 2014 – Advaxis, Inc. (NASDAQ: ADXS), a biotechnology company developing the next generation of cancer immunotherapies, and SynCo Bio Partners B.V. (SynCo), one of the leading GMP contract manufacturers of biopharmaceuticals, announced today that they have signed an agreement for SynCo to manufacture Advaxis’ novel drug candidate, ADXS-HPV. Under the agreement, SynCo will assist Advaxis in developing scale-up and commercial manufacturing processes for ADXS-HPV bulk drug substance and drug product. Advaxis plans to initiate registrational trials this year with ADXS-HPV for the treatment of cervical cancer.

“SynCo’s ability to manufacture both drug substance and drug product for ADXS-HPV will offer us increased flexibility as we expand our manufacturing process in preparation for commercial-scale production,” commented Daniel J. O’Connor, Chief Executive Officer of Advaxis. “To have the support of a world class manufacturer, such as SynCo, is pivotal to our ability to make ADXS-HPV available to patients on a global scale, upon approval.”

ADXS-HPV has demonstrated improved survival and objective tumor responses in a Phase 2 trial in 110 patients with recurrent cervical cancer. Advaxis is now planning the registrational program for ADXS-HPV. ADXS-HPV is also being evaluated in other HPV-associated cancers including a Phase 2 in advanced cervical cancer, a Phase 1/2 in head and neck cancer, and a Phase 1/2 in anal cancer. ADXS-HPV has been granted orphan drug designation for both anal and head and neck cancers.

Pierre Warffemius, Chief Executive Officer of SynCo Bio Partners, commented, “SynCo is very pleased to enter into a long-term manufacturing collaboration and looks forward to working with Advaxis to support global licensure of ADXS-HPV. Our leading position for supply of live microbial biopharmaceuticals, through providing high quality manufacturing services, will bring this therapeutic vaccine safely to patients for the treatment of HPV-associated cancers.”

About SynCo Bio Partners B.V.

SynCo Bio Partners B.V. is a biopharmaceutical GMP Contract Manufacturing Organization located in Amsterdam, the Netherlands, licensed for clinical and commercial GMP manufacturing of Bulk Drug Substances and Drug Products. As a global player, SynCo offers a fully integrated range of biopharmaceutical development and manufacturing services supporting small biotech to large pharmaceutical organizations worldwide from the earliest stages in process development, through preclinical and clinical trials, biologic license approval, and market supply. For more information, please visit www.syncobiopartners.com.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of cancer immunotherapies. Advaxis’ immunotherapies are based on a novel platform technology using live, attenuated bacteria to stimulate the immune system to selectively target cancer cells while reducing tumor defenses.

ADXS-HPV, Advaxis’ lead immunotherapy for the treatment of HPV-associated cancers, has demonstrated improved survival and objective tumor responses in a Phase 2 trial in 110 patients with recurrent cervical cancer. Advaxis is now planning the registrational program for ADXS-HPV. ADXS-HPV is also being evaluated in other HPV-associated cancers including a Phase 2 in advanced cervical cancer, a Phase 1/2 in head and neck cancer, and a Phase 1/2 in anal cancer. ADXS-HPV has orphan drug status for both anal and head and neck cancers. As part of its global commercialization strategy to enter into regional licensing deals with other market dominant biopharmaceutical companies in territories where there is a high prevalence of HPV-associated cancers, Advaxis has granted exclusive licenses for the development and commercialization of ADXS-HPV in Asia and India.

ADXS-cHER2 is an immunotherapy for the treatment of HER2 overexpressing cancers (such as breast, gastric, esophageal, and other cancers in humans and for osteosarcoma in canines). Advaxis’ lead animal-health immunotherapy, ADXS-cHER2, has demonstrated encouraging survival data in a Phase 1 trial in canine osteosarcoma. These data provide the rationale to advance this same immunotherapy into a Phase 1 clinical trial in women with HER2-positive breast cancer. The Company is preparing an IND submission for ADXS-cHER2 in breast cancer in 2014.

Advaxis has created more than 15 distinct immunotherapies based on its platform, either directly or through strategic collaborations with recognized cancer centers of excellence such as: the University of Pennsylvania, Brown University, the Georgia Regents University Cancer Center, the Icahn School of Medicine at Mount Sinai, and others.

For more information please visit www.advaxis.com or connect with us on

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Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’ ability to develop the next generation of cancer immunotherapies; the safety and efficacy of Advaxis’ proprietary immunotherapy, ADXS-HPV; whether Advaxis immunotherapies can redirect the powerful immune response all human beings have to the bacterium to cancers. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2013, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

Advaxis Contact:

Lisa Caperelli

Senior Director of Investor Relations and Corporate Communications

Advaxis, Inc.

caperelli@advaxis.com

215.206.1822

Media Contact:

Andrew Mielach

Tiberend Strategic Advisors, Inc.

amielach@tiberend.com

212.375.2694

SynCo Contact:

Richard van Rijnsoever

Director, Business Development

SynCo Bio Partners B.V.

contact@syncobiopartners.com

+31 20 750 3600

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